UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Subscription Agreements, Placement Agency Agreement, Registration Rights Agreement, and Warrants

On February 25, 2016, Pershing Gold Corporation (the “Company”) issued 2,120,882 Units, with each Unit comprised of one share of common stock (the “Unit Shares”) and a 30 month warrant (the “Investor Warrant”) to purchase 0.5 of a share of common stock (the “Warrant Shares”) at an exercise price of $5.06, for a total of 2,120,882 shares of common stock and Investor Warrants to acquire an additional 1,060,429 shares of common stock. The Company received gross proceeds of approximately $6.9 million, and net proceeds of approximately $6.1 million after commissions and legal and other fees and expenses remitted to the Placement Agent (as defined below) and advisors.

The Units were subscribed to pursuant to a Subscription Agreement (the “Subscription Agreement”) and Unit Purchase Agreement (the “Unit Purchase Agreement”) entered into on February 25, 2016 between the Company and certain accredited investors. The Subscription Agreements contain customary terms and conditions including, among other things, terms of the subscription and investor representations and warranties. The Unit Purchase Agreements contain customary terms and conditions including, among other things, terms of the subscription and Company representations and warranties.

The Investor Warrants sold as part of the Units are exercisable six months and one day after issuance at an exercise price of $5.06 per share of common stock, subject to adjustment in the event of stock dividends, recapitalizations or certain other transactions. The Investor Warrants will expire on August 25, 2018.

The Company also issued warrants to acquire an aggregate of 261,590 shares of common stock to Laidlaw & Company (UK) Ltd., a FINRA registered broker-dealer (the “Placement Agent”) who acted on behalf of the Company (the “Placement Agent Warrants”). The description of these warrants is provided in Item 3.02 and is incorporated herein by reference.

In connection with the private placement, the Company and the investors entered into a registration rights agreement dated February 25, 2016 (the “Registration Rights Agreement”) which requires the Company, on or before April 10, 2016 to file a registration statement under the Securities Act of 1933, as amended, to register the resale of the common stock issued as part of the Units and the common stock issuable upon the exercise of the Investor Warrants. The Registration Rights Agreement also contains piggyback registration rights requiring the Company to include such holders’ shares of common stock under certain circumstances in future registration statements that may be filed by the Company.

The foregoing summary of the terms of the Subscription Agreement, the Unit Purchase Agreement, the Investor Warrants, the Placement Agent Warrants and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Investor Warrants, the Placement Agent Warrants, the Subscription Agreement, the Unit Purchase Agreement and the Registration Rights Agreement, which are attached hereto as Exhibits 4.1, 4.2, 10.1, 10.2 and 10.3, respectively.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated herein by reference.

In the private placement, the Company issued 2,120,882 shares of common stock and Investor Warrants to acquire an aggregate of 1,060,429 shares of common stock, for aggregate gross proceeds of approximately $6.9 million and net proceeds of approximately $6.1 million after commissions. The Placement Agent acted on behalf of the Company and will be paid aggregate cash commissions of approximately $700,000 and will be issued 30 month warrants (exercisable six months and one day after issuance) to purchase an aggregate of 261,590 shares of common stock at an exercise price of $5.06, subject to adjustment in the event of stock dividends, recapitalizations or certain other transactions.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D or Regulation S under the Securities Act for the private placement. Each Investor is an “accredited investor” as such term is defined in Regulation D. This current report shall not constitute an offer to sell or the solicitation of an offer to buy the Units, common stock, Investor Warrants or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description

4.1	Form of Investor Warrant

4.2	Form of Placement Agent Warrant

10.1	Form of Subscription Agreement, dated February 25, 2016, among the Company and certain accredited investors

10.2	Form of Unit Purchase Agreement, dated February 25, 2016, among the Company and certain accredited investors

10.3	Form of Registration Rights Agreement, dated February 25, 2016, among the Company and certain accredited investors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2016

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller